Exhibit 99.1

          MidSouth Bancorp, Inc. 3rd Quarter 2004 Earnings Up 12.6%

    LAFAYETTE, La., Oct. 28 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) ("MidSouth") announced third quarter 2004 net income of $1,954,000, a 12.6% increase over the $1,735,000 for the third quarter of 2003 and up 12% over second quarter 2004 net income of $1,745,000. Basic earnings per share were $.61 for the quarter ended September 30, 2004, up from the $.55 per share for the third quarter of 2003, and the $.55 per share in the second quarter of 2004. Diluted earnings per share were $.59 for the third quarter of 2004 compared to $.52 per share for the third quarter of 2003 and $.52 per share for the second quarter of 2004.
    Earnings for the nine months ended September 30, 2004 were $5,360,000, which is a $692,000 or 14.8% increase over the $4,668,000 in earnings for the nine months ended September 30, 2003. Basic earnings per share were $1.68 for the first nine months of 2004 versus $1.47 for the first nine months of 2003. Diluted earnings per share were $1.61 and $1.41, respectively.
    Net income increased $219,000 in the third quarter of 2004 compared to the third quarter of 2003, primarily due to increases in both net interest income of $271,000 and non-interest income of $386,000, including $120,000 in gains on sales of securities. These increases were partially offset by a $430,000 increase in non-interest expenses. The increased net interest income resulted from a $546,000 or 9% increase in interest income, partially offset by a $275,000 or 24% increase in interest expense on deposits. The improvement in interest income resulted from a 15% increase in average earning assets for the third quarter of 2004 compared to the third quarter of 2003. Interest expense increased due to a $43.1 million or 15% increase in the average volume of interest-bearing deposits, resulting primarily from the addition of approximately $45 million in interest-bearing deposits added through a deposit campaign from March 2004 through May 2004. Non-interest income, excluding gains on sales of securities, increased primarily due to a $396,000 increase in fees and service charges resulting from a higher volume of demand deposit accounts. Non-interest expense increased in quarterly comparison primarily due to a $244,000 increase in salaries and benefit costs.
    Gains on sales of securities totaled $130,000 for the third quarter of 2004, an increase of $120,000 over the $10,000 in gains reported for the third quarter of 2003. The increase resulted almost entirely from the sale of a correspondent bank's common stock back to the issuing bank in July of 2004. MidSouth no longer utilized any services with the bank and therefore liquidated its stock position. The $128,000 gain on sale of the common stock brought year-to-date gains on sales of securities to $132,000 at September 30, 2004 compared to $98,000 at September 30, 2003. Sales of $6.5 million in available-for-sale securities in 2003 netted MidSouth the $98,000 gain and allowed improvement of the overall yield on the securities sold as they neared maturity.
    Compared to the prior quarter ending June 30, 2004, third quarter 2004 net income increased $209,000 or 12%. In comparing the two quarters, net interest income increased $310,000 and non-interest income increased $323,000. The increase in non-interest income resulted from the $128,000 gain on sale of securities and a $215,000 increase in fees and service charges on deposit accounts. An increase in the provision for loan losses of $60,000 partially offset the increase in earnings over prior quarter and resulted from a reduction in the Allowance for Loan Losses ("ALL") at Financial Services of the South ("FSS"), MidSouth's finance company subsidiary during the second quarter of 2004. The ALL was lowered at the finance company due to the minimal amount of loans remaining for liquidation. Increased non-interest expenses in salaries and benefits ($161,000), legal and professional fees ($50,000), and marketing expenses ($63,000) partially offset the quarterly improvement in net interest and non-interest income.
    For the nine months ended September 30, 2004 compared to 2003, net income increased $692,000 or 15%. Net interest income improved $1,048,000 or 7% due to increased interest income on a higher volume of earning assets partially offset by an increase in interest expense on deposits. Increases of $779,000 in fees and service charges on deposit accounts and $120,000 in ATM/Debit card income was partially offset by a $254,000 decrease in other non-interest income categories, primarily Visa merchant income ($193,000) and mortgage loan processing fees ($140,000). In the third quarter of 2003, MidSouth outsourced its Visa merchant processing to First Data Corporation. The resulting reduction in Visa merchant income is offset by a $179,000 decrease in Visa merchant processing expenses that resulted from the processing change and is reflected in the change in other non-interest expense in year-to-date comparison. Salaries and employee benefits increased $456,000 and occupancy expenses increased $155,000, offsetting the decrease in Visa merchant processing expenses.

     Highlights for the Quarter Ended September 30, 2004
     -- Return on average equity was 22.46% for the third quarter of 2004 compared to 21.90% for the third quarter of 2003. The leverage capital ratio was 9.66% at September 30, 2004 compared to 8.51% at September 30, 2003 due to the issuance of $8 million in additional junior subordinated debentures in September 2004.
     -- Net income for 2004 is up 12.6% in quarterly comparison and 14.8% in year-to-date comparison over 2003 net income.
     -- Total loans grew $47.2 million or 19%, from $246.9 million at September 30, 2003 to $294.1 million at September 30, 2004, primarily in commercial loans.
     -- Nonperforming assets, including loans 90 days or more past due, as a percentage of total assets decreased from .34% at September 30, 2003 to .17% at September 30, 2004. Year-to-date net charge-offs to total loans remained constant at .17% for both periods.
     -- Total consolidated assets increased $82.4 million or 19.6%, from $419.9 million at the end of the third quarter of 2003 to $502.2 million at the end of the third quarter of 2004. Total deposits increased $69.7 million or 18.6%, from $374.1 million at September 30, 2003 to $443.8 million at September 30, 2004. The increase resulted primarily from approximately $50 million in deposits resulting from a deposit growth campaign that began in March 2004. The campaign introduced MidSouth's new Platinum Money Market account for both retail and commercial customers. Of the $50 million in deposits resulting from the campaign, approximately $34 million was deposited into the Platinum Money Market and other savings accounts at an average rate of 2.05%.
     -- On October 1, 2004, MidSouth completed a merger with Lamar Bancshares of Beaumont, Texas. At closing, Lamar Bank had assets of approximately $115 million and six banking offices in southwest Texas. The Company's banks, MidSouth Bank and Lamar Bank will continue to operate as separate subsidiaries under MidSouth Bancorp, Inc.
     -- MidSouth continued to work on expansion plans for the Louisiana market during the third quarter of 2004, with the new facility on Moss Street completed and property purchased to build a full service facility in Houma. Additionally, MidSouth announced that it will also open a new location on Johnston Street in the heart of Lafayette and will construct an office in the Town Square of the traditional neighborhood development of River Ranch, bringing the total number of offices in its home base to nine. In the Texas market, MidSouth plans to build new Lamar Bank offices in Conroe and College Station, Texas, and plans to continue expansion in the north Houston and Woodlands area.

    On October 14, 2004, MidSouth announced a five-for-four (25%) stock split on its common stock to holders of record as of October 29, 2004 payable on November 30, 2004. The Board of Directors also announced that it would continue its quarterly dividend at $.06 per share and awarded an additional $.06 Special Dividend to be paid on its common stock on January 4, 2005 to holders of record as of December 15, 2004. This will result in a total of $.12 per share to be paid to shareholders on January 4, 2005.
    MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL.

    Forward Looking Statements
    This release along with the remarks by made by our management during press conferences and conference calls related to this release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. This act provides a safe harbor for disclosure of information about a company's anticipated future financial performance and protects a company from unwarranted litigation if actual results differ from management's expectations based on current assumptions, estimates and projections about MidSouth Bancorp Inc. and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of MidSouth's control, that may cause actual results to differ materially from those currently expected, expressed, or implied. A discussion of factors affecting MidSouth's business and prospects is contained in the Company's most recent Quarterly Report on Form 10Q.


     MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
     FINANCIAL HIGHLIGHTS (UNAUDITED)
     (in thousands except per share data)

                                                         For The
                           For The Qtr                  Qtr Ended
                          Ended Sept. 30,        %       Jun. 30,      %
    EARNINGS DATA        2004        2003       Chg        2004       Chg
    Total interest
     income             $6,815      $6,269      8.7%      $6,350      7.3%
    Total interest
     expense             1,431       1,156     23.8%       1,276     12.1%
    Net interest
     income              5,384       5,113      5.3%       5,074      6.1%
    Provision for
     loan losses           250         250      0.0%         190     31.6%
    Non-interest
     income              2,376       1,990     19.4%       2,053     15.7%
    Non-interest
     expense             4,934       4,504      9.5%       4,569      8.0%
    Provision for
     income tax            622         614      1.3%         623     -0.2%
    Net income          $1,954      $1,735     12.6%      $1,745     12.0%
    PER COMMON SHARE
     DATA
    Basic earnings
     per share           $0.61       $0.55     10.9%       $0.55     10.9%
    Diluted earnings
     per share           $0.59       $0.52     13.5%       $0.52     13.5%

    Book value at
     end of period      $11.45       $9.73     17.7%      $10.58      8.2%
    Market price at
     end of period      $33.00      $31.70      4.1%      $35.00     -5.7%
    Weighted avg
     shares outstanding
      Basic          3,183,057   3,173,579      0.3%   3,190,830     -0.2%
      Diluted        3,327,046   3,325,503      0.0%   3,334,349     -0.2%

    AVERAGE BALANCE
     SHEET DATA
    Total assets      $483,738    $426,035     13.5%    $467,383      3.5%
    Earning assets     453,758     393,919     15.2%     435,937      4.1%
    Loans and leases   284,840     244,988     16.3%     272,266      4.6%
    Interest-bearing
     deposits          335,087     291,936     14.8%     322,008      4.1%
    Total deposits     433,976     380,325     14.1%     418,735      3.6%
    Total stockholders'
     equity             34,613      31,431     10.1%      35,485     -2.5%

    SELECTED RATIOS   09/30/2004  09/30/2003            06/30/2004
    Return on average
     assets              1.61%       1.62%     -0.5%       1.50%      7.0%
    Return on average
     total equity       22.46%      21.90%      2.5%      19.78%     13.6%
    Return on
     average realized
     equity (A)         22.19%      23.51%     -5.6%      20.90%      6.2%
    Average equity to
     average assets      7.16%       7.38%     -3.0%       7.59%     -5.8%
    Leverage capital
     ratio (B)           9.66%       8.51%     13.5%       8.65%     11.7%

    CREDIT QUALITY
    Allowance for loan
     losses as a %
     of total loans      1.00%       1.23%    -18.5%       1.06%     -5.8%
    Nonperforming
     assets to total
     assets              0.17%       0.34%    -50.0%       0.36%    -52.8%
    Net YTD charge-offs
     to total loans      0.17%       0.17%      2.6%       0.08%    112.5%

     (A) Excluding net unrealized gain (loss) on securities available for sale.
     (B) On September 20, 2004, MidSouth issued $8 million in junior subordinated debentures at a floating rate equal to the 3-month LIBOR plus 2.50%, adjustable and payable quarterly. As of September 30, 2004, $4.9 million of the $8 million issued qualified as Tier 1 capital and was included in the leverage capital ratio.


     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
     Condensed Consolidated Financial Information (unaudited)
     (in thousands except per share data)

                                  Period Ended       %       Period Ended
    BALANCE SHEET                   Sept. 30,        Chg   Jun. 30,  Dec. 31,
    Assets                       2004      2003              2004      2003
    Cash and cash equivalents   $33,226   $18,509   79.5%   $25,697   $13,840
    Securities available-for-
     sale                       135,137   115,881   16.6%   132,950   118,227
    Securities held-to-
     maturity                    23,133    23,397   -1.1%    23,133    23,367
      Total investment
       securities               158,270   139,278   13.6%   156,083   141,594
    Total loans                 294,062   246,867   19.1%   279,434   261,873
    Allowance for loan losses    (2,949)   (3,032)  -2.7%    (2,974)   (2,790)
      Loans, net                291,113   243,835   19.4%   276,460   259,083
    Premises and equipment       12,553    12,018    4.5%    12,039    11,984
    Goodwill and other
     intangibles                    941     1,007   -6.6%       957       990
    Other assets                  6,128     5,233   17.1%     6,152     5,206

      Total assets             $502,231  $419,880   19.6%  $477,388  $432,697

    Liabilities and
     Stockholders' Equity
    Non-interest bearing
     deposits                  $100,296   $88,923   12.8%  $100,689   $96,949
    Interest bearing deposits   343,454   285,161   20.4%   330,491   277,440
      Total deposits            443,750   374,084   18.6%   431,180   374,389
    Securities sold under
     agreements to repurchase
     and FHLB borrowings          5,213     6,332  -17.7%     4,159    17,567
    Junior subordinated
     debentures                  15,000     7,000  114.3%     7,000     7,000
    Other liabilities             1,710     1,477   15.8%     1,205     1,513
      Total liabilities         465,673   388,893   19.7%   443,544   400,469
    Total shareholders' equity   36,558    30,987   18.0%    33,844    32,228
      Total liabilities and
       shareholders' equity    $502,231  $419,880   19.6%  $477,388  $432,697


     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
     Condensed Consolidated Financial Information (unaudited)
     (in thousands except per share data)

                      Three Months Ended         Nine Months Ended
     INCOME STATEMENT   September 30,      %        September 30,      %
                        2004    2003      Chg      2004      2003   Change

    Interest income    $6,815  $6,269      8.7%  $19,295   $18,034    7.0%
    Interest expense    1,431   1,156     23.8%    3,804     3,591    5.9%
      Net interest
       income           5,384   5,113      5.3%   15,491    14,443    7.3%
    Provision for
     loan losses          250     250      0.0%      670       550   21.8%
    Service charges on
     deposit accounts   1,739   1,343     29.5%    4,665     3,886   20.0%
    Gains on securities,
     net                  130      10   1200.0%      132        98   34.7%
    Other charges and
     fees                 507     637    -20.4%    1,494     1,748  -14.5%
      Total non-interest
       income           2,376   1,990     19.4%    6,291     5,732    9.8%
    Salaries and
     employee benefits  2,419   2,175     11.2%    6,829     6,373    7.2%
    Occupancy expense   1,031     976      5.6%    3,003     2,848    5.4%
    Goodwill and
     intangible
     amortization          16      16      0.0%       49        49    0.0%
    Other non-interest
     expense            1,468   1,337      9.8%    4,020     3,984    0.9%
      Total non-interest
       expense          4,934   4,504      9.5%   13,901    13,254    4.9%
    Income before
     income taxes       2,576   2,349      9.7%    7,211     6,371   13.2%
    Provision for
     income taxes         622     614      1.3%    1,851     1,703    8.7%
    Net income         $1,954  $1,735     12.6%   $5,360    $4,668   14.8%

    Earnings per share,
     diluted            $0.59   $0.52     13.5%    $1.61     $1.41   14.2%


     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
     Condensed Consolidated Financial Information (unaudited)
     (in thousands except per share data)

     INCOME STATEMENT                  Third   Second  First   Fourth  Third
     Quarterly Trends                 Quarter Quarter Quarter Quarter Quarter
                                        2004    2004    2004    2003    2003

    Interest income                    $6,815  $6,350  $6,130  $6,196  $6,269
    Interest expense                    1,431   1,276   1,097   1,089   1,156
      Net interest income               5,384   5,074   5,033   5,107   5,113
    Provision for loan losses             250     190     230     ---     250
    Net interest income after
     provision for loan losses          5,134   4,884   4,803   5,107   4,863
    Total non-interest income           2,376   2,053   1,861   1,866   1,990
    Total non-interest expense          4,934   4,569   4,397   4,717   4,504
    Income before income taxes          2,576   2,368   2,267   2,256   2,349
    Income taxes                          622     623     606     591     614
    Net income                         $1,954  $1,745  $1,661  $1,665  $1,735

    Earnings per share, basic           $0.61   $0.55   $0.52   $0.52   $0.55
    Earnings per share, diluted         $0.59   $0.52   $0.50   $0.50   $0.52
    Book value per share               $11.45  $10.58  $10.65  $10.09   $9.73
    Return on Average Equity           22.46%  19.78%  20.05%  20.22%  21.90%


     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
     Condensed Consolidated Financial Information (unaudited)
     (in thousands except per share data)

     Asset Quality Data              Period Ended      %       Period Ended
                                       Sept. 30,      Chg    Jun. 30, Dec. 31,
                                     2004     2003              2004     2003

    Nonaccrual loans                  $482     $704  -31.5%   $1,003     $829
    Loans past due 90
     days and over                     283      489  -42.1%      662      503
    Total nonperforming loans          765    1,193  -35.9%    1,665    1,332
    Other real estate owned             86      233  -63.1%       77      218
    Total nonperforming assets        $851   $1,426  -40.3%   $1,742   $1,550

    Nonperforming assets to
     total assets                    0.17%    0.34%  -50.2%    0.36%    0.36%
    Nonperforming assets to
     total loans + OREO + other
     foreclosed assets               0.29%    0.58%  -50.1%    0.62%    0.59%
    ALL to nonperforming assets    346.53%  212.54%   63.0%  170.72%  180.00%
    ALL to nonperforming loans     385.49%  254.05%   51.7%  178.62%  209.46%
    ALL to total loans               1.00%    1.23%  -18.5%    1.06%    1.07%

    Year-to-date charge-offs          $644     $599    7.5%     $336     $904
    Year-to-date recoveries            133      190  -30.0%      100      253
    Year-to-date net charge-offs      $511     $409   24.9%     $236     $651
    Net YTD charge-offs to total
     loans                           0.17%    0.17%    2.2%    0.08%    0.25%

SOURCE  MidSouth Bancorp, Inc.
    -0-                             10/28/2004
    /CONTACT: Sally Gary, Investor Relations, +1-337-267-4202, or sallyg@midsouthbank.com , or Teri Stelly, Controller, +1-337-267-4208, or
C. R. Rusty Cloutier, President, +1-337-267-4201, all of MidSouth Bancorp,
Inc./
    (MSL)

CO:  MidSouth Bancorp, Inc.
ST:  Louisiana
IN:  FIN
SU:  ERN